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                                                                   EXHIBIT 10.28

                           MEMORANDUM OF UNDERSTANDING

         This Memorandum of Understanding dated December 4, 2002 is made between the State of Connecticut (the "State"), acting through its Department of Environmental Protection ("DEP"), and Connecticut Water Service, Inc. and its Connecticut subsidiaries including Crystal Water Company and Gallup Water Service (collectively ("Utility").

         WITNESSETH THAT:

         WHEREAS, Utility has land holdings in Connecticut;

         WHEREAS, the State has established a goal to preserve 21% of Connecticut's land as open space;

         WHEREAS, the State, in 1997, intensified its efforts to preserve open space in Connecticut by establishing a goal for the State to have at least ten percent of the State's land area held by the State as open space land;

         WHEREAS, the State's legislature, in 1998 passed Public Act 98-157, which created the Protected Open Space and Watershed Land Acquisition Grant Program, to provide matching grants for municipalities, nonprofit land organizations and water companies to preserve open space;

         WHEREAS, the State legislature, in 1999, passed Public Act 99-173, which established the goal of having municipalities, land conservation organizations, and water utilities hold 11% of Connecticut's land as open space;

         WHEREAS, in 2001, the Connecticut General Assembly passed Public Act 01-024, which stated that the DEP shall conduct an evaluation of lands of Class A water companies as defined in Section 16-1 of the general statutes, to determine the resource value and potential desirability of such lands for purchase for open space or passive public outdoor recreation or natural resource conservation or preservation;

         WHEREAS, the State and Utility agree that preserving open spaced throughout the state is an important goal;

         WHEREAS, the State and Utility now wish to memorialize their present understandings and intentions:

         NOW THEREFORE, the State and Utility hereby agree as follows:

         1. There will be a voluntary two-year moratorium on the sale of all undeveloped land holdings of the Utility that are categorized as Class I, II and III land, other than land under contract for sale or where the sale has been approved by the Department of Public Utility Control ("DPUC") as of the date of this Memorandum, approximately 7117 acres.

         2. During the moratorium period, the DEP, in cooperation with the Utility will undertake the assessment and evaluation of all Utility Class 1, Class II and Class III land holdings to determine the desirability of purchasing such land for open space and shall develop strategies to fund the acquisition of such properties in fee or by easement from the Company. DEP will consult with the State Department of Public Health (`DPH") regarding the importance of such Class I and Class II land to the public drinking supply watershed needs in accordance with applicable regulations. Utility agrees to provide the DEP with maps and any other documents that will assist in the assessment. The parties agree to begin the assessment without undue delay, including developing strategies to fund the acquisition of such properties, during the moratorium period.

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                                                                   EXHIBIT 10.28

        3. Notwithstanding the moratorium period, the Utility may sell to the State, the town in which the land is located, or any non-profit land holding organization consistent with the Connecticut General Statutes and regulations, any Class I, Class II and Class III land for the purposes of preserving open space, consistent with watershed needs. The parties agree to negotiate in good faith to determine a price for Utility's Class I, Class II arid Class HI land holdings based on appraised values.

        4. Notwithstanding the moratorium period, upon the determination by the DEP that certain parcels of Class I, Class II and Class III land do not meet the conservation needs of the Recreation and Natural Heritage Trust Fund or the Protected Open Space and Watershed Land Acquisition Grant Program, and upon determination by the DPH that, in the case of Class I and Class II land, said land is not required for public drinking supply watershed needs, the Utility may apply to the DPUC to sell said parcels in accordance with the statutory approval procedures for sales of water company lands.

        5. A determination by the DEP that it is desirable to purchase land for open space and by the DPH that said land is not required for public drinking supply watershed needs, does not commit the utility to sell such land or the DEP to acquire such land, and the utility specifically reserves the right to make use of any such land for its business purposes.

        6. Nothing in this MOU including the moratorium period shall apply to the acquisition by a third party of substantially all of the assets of Connecticut Water Service, Inc. and its subsidiaries or substantially all of the stock of Connecticut Water Service, Inc.

        7. In any purchase by the State of land owned by the Utility, the State intends to finance such purchases through the Recreation and Natural Heritage Trust Fund, the Protected Open Space and Watershed Land Acquisition Grant Program or any other public or quasi-public financing alternative. Any sales of Class I, Class II or Class III land to the State shall occur according to a schedule agreed upon by the parties and in compliance with the Connecticut General Statutes.

         IN WITNESS WHEREOF, the parties have executed thus Memorandum of Understanding as of the 4th day of December 2002.

         STATE OF CONNECTICUT                   CONNECTICUT WATER SERVICE
         DEPARTMENT OF ENVIRONMENTAL
         PROTECTION

         By: /s/  Arthur J. Roeque, Jr.         By: /s/ Marshall T. Chiaraluce
                  Arthur J. Roeque, Jr.                  Marshall T. Chiaraluce
                  Commissioner                          President and CEO

         Date:    November 22, 2002             Date:   December 4, 2002